Exhibit 99.1

Wynn Resorts Partners with Crown Acquisitions to Develop and Operate Retail Offerings at Wynn Las Vegas

The joint venture will lease and develop the all-new Wynn Plaza and existing luxury retail space at Wynn Las Vegas

LAS VEGAS (Dec. 13, 2016) - Wynn Resorts (WYNN) and Crown Acquisitions signed an agreement to form a joint venture to own and operate the premier luxury retail space at Wynn Las Vegas. Under the terms of the agreement and subject to certain customary conditions to closing, Crown will pay $472 million in gross proceeds in two installments. Crown will pay Wynn the first payment of $292 million at closing, which is expected to be in 2016 or early 2017, for its 49.9% interest in a portion of Wynn Las Vegas' owned and leased retail, representing a 4.7% capitalization rate. Wynn will receive the second fixed payment of $180 million following the completion of Wynn Plaza in 2017. On a combined basis, Wynn expects the sale of a 49.9% interest in its retail operations to represent a capitalization-rate range of 4.5 to 5.0%. The joint venture will own approximately 88,233 square feet of existing retail space at Wynn and Encore Las Vegas plus the 72,851 square foot Wynn Plaza currently under construction at Wynn Las Vegas. Wynn Resorts will act as the managing member and maintain 50.1% ownership of the newly formed retail joint venture.

About Wynn Resorts:

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com), Wynn Macau (www.wynnmacau.com) and Wynn Palace, Cotai (www.wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 194,000 square feet of casino space, 33 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, approximately 290,000 square feet of meeting and convention space, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut fall 2017.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 284,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of lounge and meeting space, approximately 57,000 square feet of retail space, two opulent spas, a salon, a rotunda show and recreation and leisure facilities.

Wynn Palace is a new luxury integrated resort in Macau that opened August 22, 2016. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 500,000 square feet of casino space, 10 food and beverage outlets, approximately 40,000 square feet of lounge and meeting space, 105,000 square feet of designer retail, air-conditioned SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.

About Crown Acquisitions:
A third-generation family business led by the Chera family, Crown Acquisitions has acquired and developed high profile commercial real estate assets in global gateway cities. The company has investments in a significant number of luxury properties, including, 130-137 New Bond Street, London; the Apple Store in SoHo, NYC; the retail condominiums at 666 Fifth Avenue and Fifth Avenue’s St. Regis Hotel; the retail and hotels at 6 Times Square and 170 Broadway; and the retail and offices located at Olympic Tower, including the Cartier Mansion and Versace Townhouse.

MEDIA CONTACTS:

Deanna Pettit-Irestone
Wynn Las Vegas
(702) 770-2121
deanna.pettit-irestone@wynnlasvegas.com

Danielle Esha Mamiye
Crown Acquisitions Inc.
(646) 733-7038
desha@cacq.com

INVESTOR CONTACT:

Mark Strawn
Wynn Resorts
(702) 770-7554
mark.strawn@wynnresorts.com